Exhibit 99

Dillard’s, Inc. Reports First Quarter Results

LITTLE ROCK, Ark.--(BUSINESS WIRE) — May 12, 2022--Dillard’s, Inc. (NYSE: DDS) (the “Company” or “Dillard’s”) announced operating results for the 13 weeks ended April 30, 2022. This release contains certain forward-looking statements. Please refer to the Company’s cautionary statements included below under “Forward-Looking Information.”

Chief Executive Officer William T. Dillard, II stated, “Our customer responded well to our merchandise in the first quarter producing a 23% increase in same-store sales. From this strong sell through, we reported a record high retail gross margin of 47.3% leading to net income of $251 million or $13.68 per share. We ended the quarter with $862 million in cash after share repurchases totaling $187 million.”

Highlights of the First Quarter (compared to the prior year first quarter):

•	Comparable retail sales increased 23%
•	Net income of $251.1 million compared to net income of $158.2 million
•	Net income of $13.68 per share compared to net income of $7.25 per share
•	Retail gross margin of 47.3% of sales compared to 42.6% of sales
•	Operating expenses were $400.8 million (24.9% of sales) compared to $336.6 million (25.3% of sales)
•	Cash flow provided by operations of $365.2 million compared to $302.4 million
•	Share repurchase of $186.5 million (approximately 735,000 shares)
•	Ending cash of $862.2 million compared to $615.9 million

First Quarter Results

Dillard’s reported net income for the 13 weeks ended April 30, 2022 of $251.1 million, or $13.68 per share, compared to net income of $158.2 million, or $7.25 per share, for the 13 weeks ended May 1, 2021. Included in net income for the 13 weeks ended April 30, 2022 is a pretax gain of $7.2 million ($5.6 million after tax or $0.31 per share) primarily related to the sale of a store property.

Included in net income for the prior year first quarter is a pretax gain of $24.6 million ($19.2 million after tax or $0.88 per share) primarily related to the sale of three store properties.

Sales

Net sales for the 13 weeks ended April 30, 2022 and the 13 weeks ended May 1, 2021 were $1.612 billion and $1.329 billion, respectively. Net sales includes the operations of the Company’s construction business, CDI Contractors, LLC (“CDI”).

Total retail sales (which excludes CDI) for the 13-week period ended April 30, 2022 and the 13-week period ended May 1, 2021 were $1.581 billion and $1.297 billion, respectively. Total retail sales increased 22% for the 13-week period ended April 30, 2022. Sales in comparable stores for the period increased 23%. Stronger performing categories included men’s apparel and accessories, ladies’ apparel, and juniors’ and children’s apparel.

Gross Margin / Inventory

Consolidated gross margin for the 13 weeks ended April 30, 2022 improved significantly to 46.5% of sales compared to 41.7% of sales for the prior year first quarter.

Retail gross margin (which excludes CDI) for the 13 weeks ended April 30, 2022 improved significantly to 47.3% of sales compared to 42.6% of sales for the prior year first quarter.

Management attributes the substantial improvement in gross margin to positive customer response to the company’s merchandise assortment combined with continued inventory management leading to decreased markdowns in the first quarter of 2022.

Inventory increased 4% at April 30, 2022 compared to May 1, 2021 following a 17% decrease in the prior year first quarter.

Selling, General & Administrative Expenses

Consolidated selling, general and administrative expenses (“operating expenses”) for the 13 weeks ended April 30, 2022 were $400.8 million (24.9% of sales) compared to $336.6 million (25.3% of sales) for the prior year first quarter.

Retail operating expenses improved 60 basis points of sales for the 13 weeks ended April 30, 2022 compared to the prior year first quarter. Retail operating expenses were $398.9 million (25.2% of sales) compared to $335.1 million (25.8% of sales). The dollar increase in operating expenses is primarily due to increased payroll and payroll-related expenses in the current nationwide highly competitive wage environment. The Company remains focused on hiring, developing and retaining talented associates.

Share Repurchase

During the 13 weeks ended April 30, 2022, the Company purchased $186.5 million (735,117 shares) of Class A Common Stock at an average price of $253.72 per share under its share repurchase programs. As of April 30, 2022, authorization of $425.5 million remained under the February 2022 program.

Total shares outstanding (Class A and Class B Common Stock) at April 30, 2022 and May 1, 2021 were 18.1 million and 21.4 million, respectively.

Store Information

Dillard’s opened a new 160,000 square foot location at University Place in Orem, Utah during the first quarter. This new location will replace Provo Towne Centre in the same market (200,000 square feet) which is expected to close later this month. The Company will replace a leased building at Westgate Mall in Amarillo, Texas with a newly remodeled owned facility in the fall of 2022. During the first quarter, the Company closed a clearance center located at University Mall in Tampa, Florida (80,000 square feet).

The Company operates 251 Dillard’s locations and 29 clearance centers spanning 29 states and an Internet store at dillards.com. Total square footage at April 30, 2022 was 47.7 million square feet.

Dillard’s, Inc. and Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

(In Millions, Except Per Share Data)

	13 Weeks Ended
	April 30, 2022		May 1, 2021
		% of		% of
		Net		Net
	Amount	Sales	Amount	Sales
Net sales	$1,611.7	100.0%	$1,328.5	100.0%
Service charges and other income	31.1	1.9	29.0	2.2
	1,642.8	101.9	1,357.5	102.2

Cost of sales	861.4	53.5	774.1	58.3
Selling, general and administrative expenses	400.8	24.9	336.6	25.3
Depreciation and amortization	46.2	2.9	46.4	3.5
Rentals	5.1	0.3	5.1	0.4
Interest and debt expense, net	10.6	0.7	11.5	0.9
Other expense	1.9	0.1	5.0	0.4
Gain on disposal of assets	7.2	0.4	24.6	1.9
Income before income taxes	324.0	20.1	203.4	15.3
Income taxes	72.9		45.2
Net income	$251.1	15.6%	$158.2	11.9%

Basic and diluted earnings per share	$13.68		$7.25
Basic and diluted weighted average shares	18.4		21.8

Dillard’s, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

(In Millions)

	April 30,	May 1,
	2022	2021
Assets
Current Assets:
Cash and cash equivalents	$862.2	$615.9
Accounts receivable	30.9	33.9
Merchandise inventories	1,365.0	1,306.5
Federal and state income taxes	—	73.5
Other current assets	96.2	79.0
Total current assets	2,354.3	2,108.8

Property and equipment, net	1,170.3	1,257.3
Operating lease assets	39.7	47.7
Deferred income taxes	29.1	24.8
Other assets	65.4	69.1

Total Assets	$3,658.8	$3,507.7

Liabilities and Stockholders’ Equity
Current Liabilities:
Trade accounts payable and accrued expenses	$1,163.3	$1,075.6
Current portion of long-term debt and finance lease liabilities	44.8	0.5
Current portion of operating lease liabilities	11.3	13.0
Federal and state income taxes	99.3	—
Total current liabilities	1,318.7	1,089.1

Long-term debt	321.3	365.9
Operating lease liabilities	28.5	34.5
Other liabilities	278.0	280.5
Subordinated debentures	200.0	200.0
Stockholders’ equity	1,512.3	1,537.7

Total Liabilities and Stockholders’ Equity	$3,658.8	$3,507.7

Dillard’s, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In Millions)

	13 Weeks Ended
	April 30,	May 1,
	2022	2021
Operating activities:
Net income	$251.1	$158.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and other deferred cost	46.6	47.2
Gain on disposal of assets	(7.2)	(24.6)
Proceeds from insurance	—	1.8
Loss on extinguishment of debt	—	2.8
Changes in operating assets and liabilities:
Decrease in accounts receivable	8.9	2.8
Increase in merchandise inventories	(284.8)	(218.7)
Increase in other current assets	(18.5)	(23.1)
Increase in other assets	(0.4)	(0.5)
Increase in trade accounts payable and accrued expenses and other liabilities	293.5	311.4
Increase in income taxes	76.0	45.1
Net cash provided by operating activities	365.2	302.4

Investing activities:
Purchase of property and equipment and capitalized software	(27.3)	(16.9)
Proceeds from disposal of assets	8.1	29.3
Proceeds from insurance	4.4	1.8
Net cash (used in) provided by investing activities	(14.8)	14.2

Financing activities:
Principal payments on long-term debt and finance lease liabilities	—	(0.2)
Cash dividends paid	(3.9)	(3.3)
Purchase of treasury stock	(201.1)	(54.8)
Issuance cost of line of credit	—	(2.7)
Net cash used in financing activities	(205.0)	(61.0)

Increase in cash and cash equivalents	145.4	255.6
Cash and cash equivalents, beginning of period	716.8	360.3
Cash and cash equivalents, end of period	$862.2	$615.9

Non-cash transactions:
Accrued capital expenditures	$6.7	$8.8
Accrued purchase of treasury stock	1.6	4.0
Lease assets obtained in exchange for new operating lease liabilities	—	3.8

Estimates for 2022

The Company is providing the following estimates for certain financial statement items for the fiscal year ending January 28, 2023 based upon current conditions. Actual results may differ significantly from these estimates as conditions and factors change - See “Forward-Looking Information.”

	In Millions
	2022	2021
	Estimated	Actual
Depreciation and amortization	$190	$199
Rentals	23	23
Interest and debt expense, net	42	43
Capital expenditures	150	104

Forward-Looking Information

This report contains certain forward-looking statements. The following are or may constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995: (a) statements including words such as “may,” “will,” “could,” “should,” “believe,” “expect,” “future,” “potential,” “anticipate,” “intend,” “plan,” “estimate,” “continue,” or the negative or other variations thereof; (b) statements regarding matters that are not historical facts; and (c) statements about the Company’s future occurrences, plans and objectives, including statements regarding management’s expectations and forecasts for the remainder of fiscal 2022 and beyond, statements concerning the opening of new stores or the closing of existing stores, statements concerning capital expenditures and sources of liquidity and statements concerning estimated taxes. The Company cautions that forward-looking statements contained in this report are based on estimates, projections, beliefs and assumptions of management and information available to management at the time of such statements and are not guarantees of future performance. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise. Forward-looking statements of the Company involve risks and uncertainties and are subject to change based on various important factors. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements made by the Company and its management as a result of a number of risks, uncertainties and assumptions. Representative examples of those factors include (without limitation) the COVID-19 pandemic and its effects on public health, our supply chain, the health and well-being of our employees and customers, and the retail industry in general; other general retail industry conditions and macro-economic conditions including inflation and changes in traffic at malls and shopping centers; economic and weather conditions for regions in which the Company’s stores are located and the effect of these factors on the buying patterns of the Company’s customers, including the effect of changes in prices and availability of oil and natural gas; the availability of and interest rates on consumer credit; the impact of competitive pressures in the department store industry and other retail channels including specialty, off-price, discount and Internet retailers; changes in the Company’s ability to meet labor needs amid nationwide labor shortages and an intense competition for talent, changes in consumer spending patterns, debt levels and their ability to meet credit obligations; high levels of unemployment; changes in tax legislation; changes in legislation, affecting such matters as the cost of employee benefits or credit card income; adequate and stable availability and pricing of materials, production facilities and labor from which the Company sources its merchandise; changes in operating expenses, including employee wages, commission structures and related benefits; system failures or data security breaches; possible future acquisitions of store properties from other department store operators; the continued availability of financing in amounts and at the terms necessary to support the Company’s future business; fluctuations in LIBOR and other base borrowing rates; the elimination of LIBOR; potential disruption from terrorist activity and the effect on ongoing consumer confidence; other epidemic, pandemic or public health issues; potential disruption of international trade and supply chain efficiencies; any government-ordered restrictions on the movement of the general public or the mandated or voluntary closing of retail stores in response to the COVID-19 pandemic; global conflicts (including the recent conflict in Ukraine) and the possible impact on consumer spending patterns and other economic and demographic changes of similar or dissimilar nature. The Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended January 29, 2022, contain other information on factors that may affect financial results or cause actual results to differ materially from forward-looking statements.

CONTACT:
Dillard’s, Inc.
Julie J. Guymon
501-376-5965
julie.guymon@dillards.com